EXHIBIT 99.1

Chicopee Bancorp, Inc. Reports Third Quarter Results and Announces Quarterly Cash Dividend of $0.07 Per Share

CHICOPEE, Mass., Oct. 24, 2014 (GLOBE NEWSWIRE) -- Chicopee Bancorp, Inc. (the "Company") (Nasdaq:CBNK), the holding company for Chicopee Savings Bank (the "Bank"), announced the unaudited results of operations for the three and nine months ended September 30, 2014.

The Company also announced on October 24, 2014, that its Board of Directors declared a quarterly cash dividend of $0.07 per share. Stockholders of record on November 7, 2014 will receive the cash dividend on or about November 20, 2014.

The Company reported pre-tax, pre-provision for loan losses income of $1.2 million for the three months ended September 30, 2014, compared to $900,000 for the three months ended September 30, 2013. The Company reported net income of $522,000, or $0.10 earnings per share, for the three months ended September 30, 2014 compared to $573,000 the three months ended September 30, 2013, due to the $380,000, or 8.2%, increase in net interest income, an increase of $135,000, or 17.7%, in non-interest income, offset by an increase in non-interest expense of $232,000, or 5.1%, an increase in the provision for loan losses of $15,000, or 7.2%, and an increase in income tax expense of $319,000, or 277.4%.

For the three months ended September 30, 2014, non-interest income of $899,000 increased $135,000, or 17.7%, compared to the three months ended September 30, 2013. The increase was primarily due to the decrease of $99,000, or 106.5%, from losses on the sale of other real estate owned (OREO), and an increase of $49,000, or 7.1%, in service charges, fees and commissions, primarily due to seasonal activity in commercial deposit accounts. These improvements were partially offset by a decrease in income from loan sales and servicing of $12,000, or 17.1%, due to a lower volume of mortgage origination activity.

Despite the challenging interest rate environment and the increase in nonaccrual loans reported in 2014, net interest income increased $380,000, or 8.2%, from $4.6 million for the three months ended September 30, 2013 to $5.0 million for the three months ended September 30, 2014. The increase was due to the $224,000, or 3.9%, increase in interest income, and a decrease in interest expense of $157,000, or 14.7%. The net interest margin increased 18 basis points from 3.53%, for the three months ended September 30, 2013, to 3.71% for the three months ended September 30, 2014. The interest rate spread increased 21 basis points from 3.29% for the three months ended September 30, 2013 to 3.50% for the three months ended September 30, 2014.

Non-interest expense of $4.7 million for the three months ended September 30, 2014 increased $232,000, or 5.1%, compared to the three months ended September 30, 2013. The increase in non-interest expense was due to the increase in professional fees of $112,000, or 70.4%, an increase of $78,000, or 127.9%, in foreclosure and loan collection related expenses, an increase of $63,000, or 118.9%, in FDIC insurance expense, an increase of $23,000, or 7.3%, in data processing, and an increase of $80,000, or 14.8%, in other non-interest expense, partially offset by the $72,000, or 2.8%, decrease in salaries and benefits, a decrease of $24,000, or 14.6%, in advertising expense, a decrease of $19,000, or 4.9%, in occupancy expense and a $12,000, or 6.2%, decrease in furniture and equipment expense. The non-GAAP efficiency ratio improved from 78.1% for the three months ended September 30, 2013 to 76.8% for the three months ended September 30, 2014.

The provision for loan losses increased $15,000, or 7.2%, to $227,000, for the three months ended September 30, 2014, compared to the three months ended September 30, 2013. Non-performing loans increased $4.7 million, or 66.1%, from $7.2 million, or 1.54% of total loans, at September 30, 2013, to $11.9 million, or 2.32% of total loans, at September 30, 2014. Total non-performing assets increased $5.3 million, or 68.8%, from $7.7 million, or 1.27% of total assets, at September 30, 2013, to $13.0 million, or 2.08% of total assets, at September 30, 2014. The allowance for loan losses as a percentage of total loans increased from 0.95% at September 30, 2013 to 0.96% at September 30, 2014. The allowance for loan losses as a percentage of non-performing loans decreased from 62.0% at September 30, 2013 to 41.4% at September 30, 2014.

The Company reported pre-tax, pre-provision for loan losses income of $2.7 million for the nine months ended September 30, 2014, compared to $2.6 million for the nine months ended September 30, 2013. For the nine months ended September 30, 2014, the Company reported a net loss of $876,000, or $0.17 loss per share, compared to net income of $1.9 million, or $0.37 earnings per share, for the nine months ended September 30, 2013. The net loss for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013, was due to the $4.9 million increase in the provision for loan losses, a decrease of $193,000, or 8.1%, in non-interest income and an increase of $256,000, or 1.9%, in non-interest expense, partially offset by the $551,000, or 3.9%, increase in net interest income and a tax benefit of $1.6 million for the nine months ended September 30, 2014, compared to a tax expense of $476,000 for the nine months ended September 30, 2013. The tax benefit was the result of a change in the effective tax rate, projected loss due to the increase in the provision for loan losses, as well as the benefit of the tax-exempt investment income.

The increase in net interest income of $551,000, or 3.9%, from $14.0 million for the nine months ended September 30, 2013 to $14.6 million for the nine months ended September 30, 2014 was due to the $608,000, or 18.0%, decrease in interest expense, partially offset by the $57,000, or 0.3%, decrease in interest and dividend income due to the continued low interest rate environment and increase in nonaccrual loans.

Average interest earning assets of $558.9 million for the nine months ended September 30, 2014, increased $7.6 million, or 1.4%, from the same period in 2013. The increase was due to the $40.2 million, or 8.7%, increase in average net loans, partially offset by the decrease in average investments of $23.6 million, or 35.3%, and the decrease in other interest earning assets of $9.1 million, or 39.9%. The yield on interest earning assets decreased 8 basis points from 4.41%, for the nine months ended September 30, 2013, to 4.33% for the nine months ended September 30, 2014. The decrease in the yield on assets was primarily due to the 36 basis point decrease in the loan yield, partially offset by the 195 basis point increase in the tax-effected investment yield. The cost of funds decreased 17 basis points and was driven primarily by the 21 basis points decrease in the cost of deposits and the 79 basis points decrease in the cost of FHLB advances. Deposit costs decreased due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The net interest margin increased 7 basis points from 3.60%, for the nine months ended September 30, 2013, to 3.67% for the nine months ended September 30, 2014. The interest rate spread increased 9 basis points from 3.35% for the nine months ended September 30, 2013 to 3.44% for the nine months ended September 30, 2014. The average balance of demand deposit accounts, an interest free source of funds, increased $17.1 million, or 23.4%, for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013.

Non-interest income decreased $193,000, or 8.1%, from $2.4 million for the nine months ended September 30, 2013 to $2.2 million for the nine months ended September 30, 2014. Income from loan sales and servicing decreased $392,000, or 70.1%, due to a lower volume of mortgage origination activity as a result of an increase in interest rates, other non-interest income decreased $24,000, or 100%, and income from bank owned life insurance decreased $7,000, or 2.5%. These decreases were partially offset by increases in income from customer service fees, charges and commissions of $117,000, or 6.9%, a $34,000 gain on the sale of available-for-sale securities and a decrease of $79,000, or 51.3%, in OREO losses and write downs to current market values

The provision for loan losses increased $4.9 million from $270,000 for the nine months ended September 30, 2013 to $5.2 million for the nine months ended September 30, 2014. For the nine months ended September 30, 2014, net charge-offs increased $4.7 million from $195,000, or 0.04% of total average loans, for the nine months ended September 30, 2013, to $4.9 million, or 0.97% of total average loans.

Non-interest expense of $14.1 million for the nine months ended September 30, 2014 increased $256,000, or 1.9%, from the nine months ended September 30, 2013. The increase was primarily due to the increase of $301,000, or 358.3%, in foreclosure and loan collection related expenses, an increase of $117,000, or 12.6%, in data processing expense, an increase of $128,000, or 71.5%, in FDIC insurance expense, an increase of $100,000, or 18.9%, in professional fees, an increase of $12,000, or 1.0%, in occupancy expense and an increase of $17,000, or 3.7%, in advertising expense. These increased expenses were partly offset by a decrease in salaries and benefits of $175,000, or 2.3%, a decrease in other non-interest expense of $126,000, or 6.5%, a decrease in furniture and equipment of $99,000, or 15.6%, and a decrease in stationery, supplies and postage of $19,000, or 9.0%. The non-GAAP efficiency ratio increased from 79.5% for the nine months ended September 30, 2013 to 79.9% for the nine months ended September 30, 2014.

Total assets increased $38.1 million, or 6.5%, from $587.7 million at December 31, 2013 to $625.8 million at September 30, 2014. The increase in total assets was primarily due to the increase in cash and cash equivalents of $26.5 million, or 139.9%, and an increase in net loans of $24.1 million, or 5.0%, partially offset by the $14.3 million, or 29.4%, decrease in securities held-to-maturity.

The $24.1 million, or 5.0%, increase in net loans was due to the increase of $18.4 million, or 8.7%, in commercial real estate loans, an increase of $9.0 million, or 20.2%, in construction loans, and an increase of $3.2 million, or 2.9%, in one- to four-family real estate loans, partially offset by a decrease of $7.3 million, or 8.4%, in commercial and industrial loans. The Company currently services $94.0 million in loans sold to the secondary market. In order to service our customers, the servicing rights will continue to be retained on all loans written and sold in the secondary market.

At September 30, 2014, the allowance for loan losses was $4.9 million, or 0.96% of total loans, an increase of $326,000, or 7.1%, from $4.6 million, or 0.94% of total loans, at December 31, 2013. The allowance for loan losses as a percentage of non-performing loans was 41.4% at September 30, 2014 and 67.5% at December 31, 2013. The level of the allowance for loan losses is reviewed on a monthly basis and established through the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors. Management reviews trends in historical loss rates and projected loss rates, as well as economic factors on a quarterly basis. The quarterly review also includes assessing the specific allowance needs for impaired loans based on the current level of allowance for loan losses to be adequate to absorb the estimated probable losses inherent in the loan portfolio.

Asset quality continues to be the top focus for management and we continue to proactively work aggressively to resolve problem loans as they arise. Non-performing assets increased $5.8 million, or 80.6% from $7.2 million, or 1.23% of total assets, at December 31, 2013 to $13.0 million, or 2.08% of total assets at September 30, 2014. Non-performing assets at September 30, 2014, included $11.9 million of non-performing loans and $1.1 million in other real estate owned. Of the $11.9 million in non-performing loans, $3.1 million, or 26.3%, are commercial construction loans, $4.4 million, or 36.9%, are one- to four-family residential loans, $2.8 million, or 23.5%, are commercial real estate loans, $1.2 million, or 10.2%, are commercial and industrial loans, $33,000, or 0.3%, are consumer loans, and $335,000, or 2.8%, are home equity loans

The held-to-maturity investment portfolio decreased $14.3 million, or 29.4%, from $48.6 million at December 31, 2013 to $34.3 million at September 30, 2014. The decrease in the held-to-maturity portfolio was due to maturities of $5.0 million in U.S. Treasuries and maturities of $8.4 million in certificates of deposit. The fair value of available-for-sale securities decreased $219,000, or 36.4%, from $602,000, at December 31, 2013 to $383,000, at September 30, 2014, due to the sale of available-for-sale securities in the first quarter of 2014.

Total deposits increased $20.9 million, or 4.6%, from $449.8 million at December 31, 2013 to $470.6 million at September 30, 2014. Core deposits increased $21.0 million, or 7.2%, from $292.5 million at December 31, 2013 to $313.5 million at September 30, 2014. Demand deposits increased $15.8 million, or 17.3%, to $106.6 million, money market accounts increased $3.1 million, or 2.8%, to $114.2 million, NOW accounts increased $1.2 million, or 2.9%, to $41.9 million, and savings accounts increased $1.0 million, or 1.9%, to $50.7 million. Certificates of deposit of $157.1 million at September 30, 2014, remained at a similar level to December 31, 2013 but increased $2.2 million, or 1.4%, from $155.0 million at June 30, 2014. We continue to focus on allowing high cost deposits to mature and be replaced with low cost relationship based core deposits.

FHLB advances increased $21.0 million, or 46.7%, from $45.0 million at December 31, 2013 to $66.0 million at September 30, 2014.

Stockholders' equity was $88.6 million, or 14.2% of total assets, at September 30, 2014 compared to $92.2 million, or 15.7% of total assets, at December 31, 2013. The Company's stockholders' equity decreased as a result of the $876,000 net loss for the nine months ended September 30, 2014 and the $1.1 million cash dividends paid during the nine months ended September 30, 2014, partially offset by an increase of $227,000, or 6.3%, in stock-based compensation, and an increase of $206,000, or 6.2%, in additional paid-in-capital. In addition, during the nine months ended September 30, 2014, the Company repurchased 134,915 shares of the Company stock at a cost of $2.2 million, or $16.38 average price per share.

At September 30, 2014, the Company's balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered "well-capitalized" under federal banking regulations. The Company's tangible book value per share decreased by $0.28, or 1.6%, from $16.97 at December 31, 2013 to $16.69 at September 30, 2014. The decrease in the tangible book value was primarily due to the $876,000 net loss and the quarterly cash dividend payments of $1.1 million, or $0.21 per share, made during the nine months ended September 30, 2014.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-capitalized and will continue to stay the course to identify opportunities in the marketplace.

As we have stated in previous releases, we have positioned the balance sheet to benefit from the eventual increase in interest rates and in the interim have sacrificed short-term results to protect earnings when interest rates rise. The Company's net interest income and net interest margin continue to be negatively impacted by the artificially low interest rate environment.

For the nine months ended September 30, 2014, average loans increased $40.2 million, or 8.0%, to $502.0 million, compared to $461.8 million for the nine months ended September 30, 2013. During the same period, interest income from loans decreased $57,000, or 0.3%, partially due to the increase in nonperforming loans and the reversal of accrued interest income as well as the continued low interest rate environment which continues to exert pressure on the asset yields.

For the nine months ended September 30, 2014, interest expense decreased $608,000, or 18%, as the Company continued to manage the cost of funds to offset the continued pressure on the asset yield to ultimately protect the net interest margin.

The increase in non-performing loans over the last twelve months was certainly a setback for the Company, but one that can be overcome. We believe our non-performing loans are manageable as three commercial relationships represent $6.1 million, or 51.6%, of total nonaccrual loans. Of the $11.9 million nonaccrual loans, $4.0 million, or 33.7%, are current, $1.6 million, or 13.7%, are in the 31-89 day past due category and the remaining $6.3 million, or 52.5%, are 90 days or over past due. The $6.3 million 90 days or over past due consist of the following: commercial real estate loans of $2.4 million, or 38.0%, commercial and industrial loans of $512,000, or 8.2%, commercial construction loans of $1.8 million, or 29.0%, one-to-four family residential real estate loans of $1.2 million, or 19.6%, and home equity loans of $325,000, or 5.2%. Management is taking steps to protect the collateral and minimize future losses to the Company. We believe these are isolated cases and we continue to work diligently to return asset quality back to historical normal levels.

We have managed the Company through one of the most challenging economic conditions by executing our business strategy that builds long-term franchise value for our stockholders. We stand behind our strategic plan while providing our customers first rate banking products and services.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank's products and services, please visit our web site at www.chicopeesavings.com.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands)
	September 30,	December 31,
ASSETS	2014	2013
	(Unaudited)

Cash and due from banks	$ 13,062	$ 9,100
Federal funds sold	2,650	426
Interest-bearing deposits with the Federal Reserve Bank of Boston	29,671	9,389
Total cash and cash equivalents	45,383	18,915

Available-for-sale securities, at fair value	383	602
Securities held-to-maturity, at cost	34,298	48,606
Federal Home Loan Bank stock, at cost	3,914	3,914
Loans receivable, net of allowance for loan losses ($4,922 at September 30, 2014 and $4,596 at December 31, 2013)	509,714	485,619
Loans held for sale	--	70
Other real estate owned	1,121	407
Mortgage servicing rights	304	381
Bank owned life insurance	14,441	14,173
Premises and equipment, net	8,951	9,181
Accrued interest receivable	1,604	1,609
Deferred income tax asset	3,065	3,042
Other assets	2,635	1,208
Total assets	$ 625,813	$ 587,727

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Demand deposits	$ 106,620	$ 90,869
NOW accounts	41,938	40,774
Savings accounts	50,717	49,755
Money market deposit accounts	114,238	111,126
Certificates of deposit	157,136	157,242
Total deposits	470,649	449,766

Advances from Federal Home Loan Bank	66,007	44,992
Accrued expenses and other liabilities	533	739
Total liabilities	537,189	495,497

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued; 5,310,670 and 5,435,885 shares outstanding at September 30, 2014 and December 31, 2013)	72,479	72,479
Treasury stock, at cost ( 2,128,698 and 2,003,483 shares at September 30, 2014 and December 31, 2013)	(28,467)	(26,435)
Additional paid-in capital	3,505	3,299
Unearned compensation (restricted stock awards)	(8)	(12)
Unearned compensation (Employee Stock Ownership Plan)	(3,348)	(3,571)
Retained earnings	44,454	46,418
Accumulated other comprehensive income	9	52
Total stockholders' equity	88,624	92,230
Total liabilities and stockholders' equity	$ 625,813	$ 587,727

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest and dividend income:
Loans, including fees	$ 5,539	$ 5,272	$ 16,115	$ 16,080
Interest and dividends on securities	390	424	1,204	1,275
Other interest-earning assets	5	14	23	44
Total interest and dividend income	5,934	5,710	17,342	17,399

Interest expense:
Deposits	670	899	2,089	2,823
Securities sold under agreements to repurchase	--	2	--	9
Other borrowed funds	243	169	672	537
Total interest expense	913	1,070	2,761	3,369

Net interest income	5,021	4,641	14,581	14,030
Provision for loan losses	227	212	5,202	270
Net interest income, after provision for loan losses	4,794	4,429	9,379	13,760

Non-interest income:
Service charges, fee and commissions	744	695	1,806	1,689
Loan sales and servicing, net	58	70	167	559
Net gain on sales of securities available for sale	--	--	34	--
Gain (loss) on sale of other real estate owned	6	(93)	(3)	(154)
Other real estate owned writedowns	--	--	(72)	--
Income from bank owned life insurance	91	92	268	275
Other non-interest income	--	--	--	24
Total non-interest income	899	764	2,200	2,393

Non-interest expenses:
Salaries and employee benefits	2,492	2,564	7,481	7,656
Occupancy expenses	371	390	1,181	1,169
Furniture and equipment	182	194	534	633
FDIC insurance assessment	116	53	307	179
Data processing	339	316	1,045	928
Professional fees	271	159	628	528
Advertising	140	164	473	456
Stationery, supplies and postage	65	62	193	212
Foreclosure expense	139	61	385	84
Other non-interest expense	622	542	1,823	1,949
Total non-interest expenses	4,737	4,505	14,050	13,794

Income (loss) before income tax expense (benefit)	956	688	(2,471)	2,359
Income tax expense (benefit)	434	115	(1,595)	476
Net (loss) income	$ 522	$ 573	$ (876)	$ 1,883

Earnings (loss) per share:
Basic	$ 0.10	$ 0.11	$ (0.17)	$ 0.37
Diluted	$ 0.10	$ 0.11	$ (0.17)	$ 0.37
Adjusted weighted average common shares outstanding
Basic	5,002,195	5,035,488	5,050,019	5,038,735
Diluted	5,056,621	5,138,815	5,130,282	5,125,438

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating Results:
Net interest income	$ 5,021	$ 4,641	$ 14,581	$ 14,030
Loan loss provision	227	212	5,202	270
Non-interest income	899	764	2,200	2,393
Non-interest expense	4,737	4,505	14,050	13,794
Net income	522	573	(876)	1,883

Performance Ratios:
Return on average assets	0.34%	0.39%	-0.20%	0.43%
Return on average equity	2.31%	2.48%	-1.28%	2.76%
Interest rate spread	3.50%	3.29%	3.44%	3.35%
Net interest margin (1)	3.71%	3.53%	3.67%	3.60%
Non-interest income to average assets	0.59%	0.51%	0.49%	0.54%
Non-interest expense to average assets	3.11%	3.03%	3.15%	3.13%
GAAP Efficiency Ratio (2)	80.01%	83.35%	83.73%	83.99%
Non-GAAP efficiency ratio (3)	76.81%	78.14%	79.87%	79.50%
Average Equity to Average Assets	14.88%	15.54%	15.30%	15.50%

Per Share Data:
Diluted earnings per share	$ 0.10	$ 0.11	$ (0.17)	$ 0.37
Cash Dividend per share	$ 0.07	$ 0.05	$ 0.21	$ 0.15
Dividend Yield			1.87%	1.20%
Stock price at period end			$ 14.94	$ 17.61
Tangible Book value per share at period end			$ 16.69	$ 16.86

	At or for the nine months ended September 30,	At or for the year ended December 31,
	2014	2013

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.96%	0.94%
Allowance for loan losses as a percent of total non-performing loans	41.38%	67.48%
Net charge-offs to average loans	0.97%	0.04%
Non-performing loans as a percent of total loans	2.32%	1.39%
Non-performing assets as a percent of total assets	2.08%	1.23%

Other Data:

Number of Offices	9	9

(1) The net interest margin represents tax equivalent net interest income as a percentage of average interest-earning assets.

(2) GAAP Efficiency Ratio represents non-interest expenses divided by the sum of net interest income (before the provision for loan losses) plus total non-interest income.

(3) The Non-GAAP efficiency ratio represents the ratio of non-interest expenses divided by the sum of tax equivalent net interest income and non-interest income.

For the dates indicated the ratio is calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Non-interest expenses	$ 4,737	$ 4,505	$ 14,050	$ 13,794
Tax equivalent net interest income	5,274	4,908	15,349	14,829
Non-interest income	899	764	2,200	2,393
Add back:
Loan sales and servicing, net		--		--
Other non-interest income	--	--	--	(24)
Net gain on sale of securities	--	--	(34)	--
Loss on sale of other real estate owned	(6)	93	75	154
Total income included in calculation	6,167	5,765	17,590	17,352
Non-interest expenses divided by total income	76.81%	78.14%	79.87%	79.50%
CONTACT: Chicopee Bancorp, Inc.
         Guida R. Sajdak
         Chief Financial Officer and Senior Vice President
         413-594-6692
         gsajdak@chicopeesavings.com